Exhibit 10.5

AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), dated as of October 11, 2019 by and between LIFETIME BRANDS, INC., a Delaware Corporation (the “Company”) and DANIEL SIEGEL (the “Executive”) shall become effective as of January 1, 2019 (the “Amendment Effective Date”) and amends the Employment Agreement, dated as of November 8, 2017 (the “Employment Agreement”) between the Company and the Executive. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Employment Agreement.

WHEREAS, the Company and the Executive have agreed upon certain changes to the Employment Agreement; and

WHEREAS, pursuant to Section 21 of the Employment Agreement, the Company and the Executive wish to amend the Employment Agreement as of the Amendment Effective Date to provide for these revised contractual terms;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company and other good and sufficient consideration set forth herein, the Company and the Executive hereby agree as follows:

1. Section 2 of the Employment Agreement shall be amended as of the Amendment Effective Date to delete the first paragraph of Section 2(b) in its entirety and to delete Section 2(b)(i) in its entirety and replace each of the foregoing sections with the following:

“(b) Annual Bonuses. For each year during the Term commencing with the year ending December 31, 2019, the Executive shall receive an “Annual Adjusted EBITDA Performance Bonus” and an “Annual Individual Goal Bonus” determined as follows:

(i) Annual Adjusted EBITDA Performance Bonus. The CEO shall prepare and deliver to the Executive within 90 days following the beginning of each year during the Term commencing with the year ending December 31, 2019 an Adjusted EBITDA Performance Bonus Table (the “Adjusted EBITDA Performance Bonus Table”) for such year under which (A) the Adjusted EBITDA (as defined in Section 9(a)) to be achieved by the Company for the Executive to obtain 100% of the Adjusted EBITDA Target Bonus shall be based on the annual budget for such year prepared by the management of the Company and approved by the Board of Directors of the Company (the “Board”) and (B) the “Adjusted EBITDA Target Bonus” shall be 75% of the Base Salary payable to the Executive for such year. The threshold Adjusted EBITDA for such year shall be 84% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 50% of the Adjusted EBITDA Target Bonus for such year consistent with the Adjusted EBITDA Performance Bonus Table for such year. The maximum Adjusted EBITDA for such year shall be 116% of the target Adjusted EBITDA for such year which, if achieved, would entitle the Executive to receive 150% of the Adjusted EBITDA Target Bonus for such year, consistent with the Adjusted EBITDA Performance Bonus Table for such year. The Executive shall be entitled to receive the sliding scale percentages of the Adjusted EBITDA Target Bonus set forth in the Adjusted EBITDA Performance Bonus Table based upon Adjusted EBITDA being more than the threshold Adjusted EBITDA but less than the target

Adjusted EBITDA, or more than the target Adjusted EBITDA but less than the maximum Adjusted EBITDA; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Annual Adjusted EBITDA Performance Bonus for any such year shall be zero if the Adjusted EBITDA achieved by the Company for such year is less than the threshold Adjusted EBITDA for such year, and in no event shall an Annual Adjusted EBITDA Performance Bonus for any such year be more than 150% of the Adjusted EBITDA Target Bonus for such year even if the Adjusted EBITDA achieved by the Company for such year exceeds the maximum Adjusted EBITDA for such year. The Company shall pay the Annual Adjusted EBITDA Performance Bonus earned by the Executive for each year in the immediately following year, no later than March 15. Any bonuses payable by the Company to the Executive pursuant to this Section 2(b)(i) shall be awarded under and subject to the terms of the Company’s 2000 Incentive Bonus Compensation Plan, as amended from time to time or any successor thereto (the “Bonus Plan”), subject to any approval of shareholders of the Company, if required by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).”

2. Section 9(a) of the Employment Agreement shall be amended as of the Amendment Effective Date to delete it in its entirety replace it with the following:

“(a) For purposes of this Agreement, the term “Adjusted EBITDA”, as it applies to any particular year, means that amount for such year equal to the Company’s Earnings before Interest, Taxes, Depreciation, and Amortization, as determined by the Company and derived from the Company’s audited financial statements, subject to such modifications as are set forth in the Annual Adjusted EBITDA Performance Bonus Table for such year.”

3. As of the Amendment Effective Date, each reference to “Annual Adjusted IBIT Performance Bonus” throughout the Employment Agreement shall be deleted and replaced with the following: “Annual Adjusted EBITDA Performance Bonus.”

4. The Employment Agreement, as amended by this Amendment, constitutes the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to the subject matter of this Amendment are superseded by this Amendment.

5. Except as expressly amended hereby, all the terms, conditions, and provisions of the Employment Agreement, as amended, shall remain in full force and effect. This Amendment shall form a part of the Employment Agreement for all purposes.

6. This Amendment may be executed in counterparts and by facsimile or other electronic means, including by portable document format (PDF), each of which shall be deemed to have the same legal effect as an original and together shall constitute one and the same instrument.

7. The Company represents and warrants that it has the full power and authority to enter into this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

LIFETIME BRANDS, INC.

By: /s/ Robert B. Kay
Name: Robert B. Kay
Title: CEO

EXECUTIVE

/s/ Daniel Siegel
Daniel Siegel

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